Exhibit 5.1

(214) 953-0053

November 3, 2006

Viseon, Inc.
17103 Preston Road, Suite 150N
Dallas, TX 75248

RE: Registration Statement on Form SB-2 (File No. 333-128756)

Gentlemen:

We have served as counsel for Viseon, Inc., a Nevada corporation (the “Company”), and certain shareholders of Viseon (the “Selling Shareholders”) in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) covering the proposed sale from time to time by the Selling Shareholders of a maximum of 37,762,806 shares (the “Shares”) of Common Stock, $0.01 par value, of Viseon.

With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered in accordance with the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Hallett & Perrin, P.C.
HALLETT & PERRIN, P.C.